EXHIBIT 99.2


FOR IMMEDIATE RELEASE


        APTIMUS POINT-OF-ACTIONTM ADVERTISING NETWORK TEAMS WITH AOL FOR
                           TRANSACTIONAL ADVERTISING

San Francisco, CA, August 8, 2006 -- Aptimus, Inc. (NASDAQ: APTM) today announced a relationship with AOL to place targeted performance-based advertising in transactional areas of the AOL network of leading Web brands. Aptimus' Point-of-Action ad placements will be placed in certain areas on AOL where users are taking actions such as downloading, uploading, registering, or logging in. The result will be highly-targeted advertisements that are relevant to consumers.

The Aptimus Network is an online advertising network that reaches a unique set of consumers by placing advertisements in active areas where most Web site publishers have not traditionally had advertising. Aptimus' unique performance-based advertising network delivers qualified customer leads to companies in industries including pharmaceutical, automotive, education, travel, financial services, technology, and consumer products.

For example, an AOL customer downloading the latest version of AIM(C) may see an advertising offer presented by the Aptimus Network after downloading AIM. The ad that appears will be relevant to that user, allowing the user to act on the offer or continue the download transaction without ever leaving AOL.

"This relationship clearly represents one of the most significant deals Aptimus has signed to date. It profoundly enhances the value proposition of the Aptimus Network to advertisers as they look for new and more powerful ways to reach prospective customers," said Tim Choate, Chairman of Aptimus. "AOL has a large, diverse, engaged and high quality audience. We are excited to partner with AOL in creating new transactional advertising opportunities by leveraging our unique technology-based approaches to Internet advertising."

About Aptimus, Inc.
Aptimus is the Point-of-ActionTM online advertising network that reaches engaged users by placing offers in the transactional areas of Web sites they trust. Supported by category-leading Web sites, the network consists of ten targeted channels that reach over 10 million highly valuable consumers each month. The company's proprietary optimization technology presents advertisers' offers on the Web sites where they reach the right consumers, automatically targeting based on prior consumer response in each location and each individual consumer's demographics. Aptimus' current advertisers include many of the top 500 marketers such as Procter & Gamble, Nokia, Dell, Vonage, SC Johnson and Carnival Cruises. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ NM under the symbol APTM. More information on Aptimus is available at the company's Web site at http://www.aptimus.com.


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INVESTOR RELATIONS:
John Wade
Chief Financial Officer
Aptimus, Inc.
415-896-2123, ext. 245
investorrelations@aptimus.com

MEDIA INQUIRIES:

Aptimus:
Holly Nuss
Public Relations
Aptimus, Inc.
415-845-1095
hollyn@aptimus.com